Securities and Exchange Commission
                    Washington, D.C.  20549

                            FORM 8-K
     Current Report Pursuant to Section 13 or 15(d) of the
                Securities Exchange Act of 1934

 Date of Report (Date of earliest event reported): December 29, 1995

                  Commission file number 1-5558


                    Katy Industries, Inc.
    (Exact name of registrant as specified in its charter)
   Delaware                          75-1277589

        (State of Incorporation)     (IRS Employer Identification Number)


    6300 S. Syracuse #300, Englewood, Colorado           80111
       (Address of Principal Executive Offices)       (Zip Code)


Registrant's telephone number, including area code: (303) 290-9300


(Former name or former address, if changed since last report) Not applicable














         Item 2.  Acquisition or Disposition of Assets.

     On December 29, 1995, Katy Industries, Inc. ("Katy or the "Company"), sold its wholly owned subsidiary WSC Liquidating Co. ("WSC") to Syratech Corporation ("Syratech"). WSC's sole asset consisted of 2,555,500 shares of Syratech common stock. Katy also sold to Syratech the remaining 509,251 shares of Syratech stock
held by Katy.   The total  proceeds from both transactions was
approximately $52,100,000.   The transactions reflected a per share
price of $17.00 which represented a discount of 15% to the closing price of Syratech's shares on the New York Stock Exchange on the day of the transactions. The transactions resulted in a total after-tax gain of $7,500,000, which is comprised of a gain of $780,000 and the reversal of $6,720,000 of deferred income taxes previously provided on Katy's share of Syratech's income, since Katy's investment in Syratech had been accounted for by the equity method and this amount of deferred income taxes has been determined to not be required as a result of these transactions.

     Jacob Saliba, a director of Katy, currently serves on the Board of Directors of Syratech.


                           SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                           Katy Industries, Inc.
                              (Registrant)


              By    /S/  Paul Kurowski
                     Paul Kurowski
                     Chief Financial Officer
Date         January 16, 1996